Exhibit 99.1
SUMM
DISTRICT COURT
CLARK COUNTY, NEVADA
GAIL PACKARD,
Plaintiff(s)

-vs-	CASE NO. A567393

M. JAY ALLISON, ROLAND O. BURNS,	DEPT. NO. I
DAVID W. SLEDGE, JOHN K.
DUVIEHILH, DAVID K. LOCKETT,
WAYNE K. LAUFER, GARY W.
BLACKIE, DR. D. MICHAEL HARRIS,
CECIL E. MARTIN, JR., GREG T.
MARTIN, BOIS D’ARC ENERGY, INC.,
COMSTOCK RESOURCES INC., STONE
ENERGY CORPORATION, and STONE
ENERGY OFFSHORE, LLC,
Defendant(s).
SUMMONS — CIVIL
NOTICE! YOU HAVE BEEN SUED. THE COURT MAY DECIDE AGAINST YOU WITHOUT YOUR BEING HEARD UNLESS YOU RESPOND WITHIN 20 DAYS. READ THE INFORMATION BELOW.
TO THE DEFENDANT(S): A civil Complaint has been filed by the Plaintiff(s) against you for the relief set forth in the Complaint.
1.	If you intend to defend this lawsuit, within 20 days after this Summons is served on you, exclusive of the day of service, you must do the following:

(a)	File with the Clerk of this Court, whose address is shown below, a formal written response to the Complaint in accordance with the rules of the Court, with the appropriate filing fee.

(b)	Serve a copy of your response upon the attorney whose name and address is shown below.
2.	Unless you respond, your default will be entered upon application of the Plaintiff(s) and failure to so respond will result in a judgment of default against you for the relief demanded in the Complaint, which could result in the taking of money or property or other relief requested in the Complaint.

3.	If you intend to seek the advice of an attorney in this matter, you should do so promptly so that your response may be filed on time.

4.	The State of Nevada, its political subdivisions, agencies, officers, employees, board members, commission members and legislators each have 45 days after service of this Summons within which to file an Answer or other responsive pleading to the Complaint.

CHARLES J. SHORT
Submitted by:

/s/ Joni S. Jacobs

Joni S. Jacobs (SBN 6355)
McCRACKEN, STEMERMAN & HOLSBERRY
1630 S. Commerce Street, Ste. A-1
Las Vegas, NV 89102

CLERK OF THE COURT

By:	MARY ANDERSON JUL 15 2008

	Deputy Clerk	Date

Regional Justice Center 200 Lewis Avenue Las Vegas, NV 89155

NOTE: When service is by publication, add a brief statement of the object of the action. See Nevada Rules of Civil Procedure 4(b).

AFFIDAVIT OF SERVICE

STATE OF	)
	)	SS:
COUNTY OF	)
                         , being duly sworn, says: That at all times herein affiant was and is over 18 years of age, not a party to nor interested in the proceeding in which this affidavit is made. That affiant received                      copy(ies) of the Summons and Complaint,                      on the                      day of                     , 20                      and served the same on the                       day of                     , 20                      by:
(Affiant must complete the appropriate paragraph)
1. Delivering and leaving a copy with the Defendant at (state address)
2. Serving the Defendant by personally delivering and leaving a copy with , a person of suitable age and discretion residing at the Defendant’s usual place of abode located at (state address)
[Use paragraph 3 for service upon agent, completing (a)or (b)]
3. Serving the Defendant by personally delivering and leaving a copy at (state address)
(a)	With as , an agent lawfully designated by statute to accept service of process;

(b)	With , pursuant to NRS 14,020 as a person of suitable age and discretion at the above address, which address is the address of the resident agent as shown on the current certificate of designation filed with the Secretary of State.
4.	Personally depositing a copy in a mail box of the United States Post Office, enclosed in a sealed envelope, postage prepaid (Check appropriate method):
☐ Ordinary
☐ Certified mail, return receipt requested
☐ Registered mail, return receipt requested

3

     addressed to the Defendant                      at Defendant’s last known address which is (state address)
     I declare under penalty of perjury under the law of the State of Nevada that the foregoing is true and correct.
     EXECUTED this                      day of                     , 20                     .

Signature of person making service

4

IAFD
Joni S. Jacobs (SBN 6355)	FILED
McCRACKEN, STEMERMAN & HOLSBERRY	JUL 15 8 53 AM ‘08
1630 S. Commerce Street, Suite A-1
Las Vegas, NV 89102	(UNREADABLE)
Tel. (702) 386-5107	CLERK OF THE COURT

Attorneys for Plaintiff
Gail Packard
DISTRICT COURT
CLARK COUNTY, NEVADA

GAIL PACKARD,

Plaintiff,
CASE NO. A567393
-vs-
DEPT. NO. I
M. JAY ALLISON, et al.,

Defendants.
INITIAL APPEARANCE FEE DISCLOUSURE (NRS CHAPTER 19)
     Pursuant to NRS Chapter 19, as amended by Senate Bill 106, filing fees are submitted for parties appearing in the above entitled action as indicated below:

Plaintiff Gail Packard	☑ $148.00 or ☐ $101.00
☐ Total of Continuation Sheet Attached

TOTAL REMITTED: (Required)	$148.00
     DATED this 11th day of July, 2008.

/s/ Joni S. Jacobs Joni S. Jacobs (SBN 6355)
Attorney for Plaintiff Gail Packard

COMP	FILED
Joni S. Jacobs (SBN 6355)
McCRACKEN, STEMERMAN & HOLSBERRY	JUL 15 8 53 AM ‘08
1630 S. Commerce Street, Suite A-1
Las Vegas, NV 89102	(UNREADABLE)
Tel: (702) 386-5107	CLERK OF THE COURT
Maya Saxena (pro hac vice pending)
Joseph E. White III (pro hac vice pending)
SAXENA WHITE P.A
2424 North Federal Highway, Suite 257
Boca Raton, FL 33431
Tel: (561)394-3399
David A. Bain (pro hac vice pending)
Law Offices of David A. Bain, LLC
1050 Promenade II
1230 Peachtree Street, NE
Atlanta, Georgia 30309
Tel: (404) 724-9990
Attorneys for Plaintiff
GAIL PACKARD
DISTRICT COURT
CLARK COUNTY, NEVADA

GAIL PACKARD, Individually and On	)	Case No. A567393
Behalf of All Others Similarly Situated,	)	I
)
Plaintiff,	)	VERIFIED CLASS ACTION
	)	COMPLAINT
)
v.	)
)
M. JAY ALLISON, ROLAND O. BURNS,	)
DAVID W. SLEDGE, JOHN L. DUVIEILH,	)
DAVID K. LOCKETT, WAYNE L. LAUFER,	)
GARY W. BLACKIE, DR. D. MICHAEL	)
HARRIS, CECIL E. MARTIN, JR., GREG T.	)
MARTIN, BOIS D’ARC ENERGY, INC.,	)
COMSTOCK RESOURCES INC., STONE	)
ENERGY CORPORATION, AND STONE	)
ENERGY OFFSHORE, L.L.C.	)
)
Defendants.	)
)
Verified Class Action Complaint — 1

VERIFIED CLASS ACTION COMPLAINT
     Plaintiff Gail Packard, by her attorneys, alleges upon information and belief, except as to paragraph 6, which Plaintiff alleges upon knowledge, as follows:
NATURE OF THE ACTION
     1. This is a stockholders’ class action lawsuit on behalf of the public stockholders of Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) to enjoin the proposed buyout of the publicly-owned shares of Bois d’Arc’s common stock by Stone Energy Corporation (“Stone”) and Stone Energy Offshore, L.L.C., pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 30, 2008 (the “Proposed Merger” or the “Buyout”).
     2. On April 30, 2008, Defendants announced that the Company’s Board had approved the Proposed Merger. Under the terms of the deal, owners of Bois d’Arc are to receive $13.65 in cash and 0.165 share of Stone for each of their shares. As of April 30, 2008 when the deal was announced, the total consideration offered in the Proposed Merger was valued at approximately $1.7 billion, or $24.85 per share.
     3. Instead of receiving a premium above the market price (which is to be expected in any deal where the purchaser is obtaining majority control of the acquired company), Plaintiff and the Class Members would actually be giving up their Bois d’Arc shares at a significant discount to the market price if the proposed transaction is consummated. Over the 30 days that preceded the merger announcement, the average closing price for Bois d’Arc shares was $24.91, and on April 29, 2008, the day before the merger announcement, Bois d’Arc shares closed at $25.98. At a minimum, the Individual Defendants should have demanded a premium above this figure ( i.e., above what shareholders could have received had they sold their shares in the public market). Instead, Stone somehow was able to persuade the Defendants to agree to sell the Company for approximately 95.9% of what it was worth in the market, resulting in a negative
Verified Class Action Complaint — 2

premium for Plaintiff and the Class Members and aiding and abetting the Individual Defendants’ breach of their fiduciary duties in the process.
     4. As described herein, the price offered in the Proposed Merger is unfair given the Company’s solid financial position and its opportunities for future growth. Instead of obtaining the best reasonably available price in this change of control transaction, the Individual Defendants (as defined herein) agreed to a transaction that will leave the stockholders of the Company in a worse financial position than if the Individual Defendants had engaged in an adequate sale process or otherwise determined to continue to operate Bois d’Arc as a public corporation. In addition, certain Defendants have engaged in self-dealing by negotiating the terms of a “participation agreement” with Stone for their own benefit at the same time they were negotiating with Stone for a buyout price for Bois d’Arc shares. Moreover, as set forth below, in violation of their fiduciary duty of disclosure, the Individual Defendants are soliciting shareholder votes in favor of the Proposed Merger on the basis of a proxy containing omissions of material facts.
     5. Plaintiff seeks to enjoin the Proposed Merger or rescind the Proposed Merger in the event of its consummation. The circumstances described herein demonstrate that the Defendants have violated their fiduciary duties resulting in the terms of the Merger Agreement that are grossly unfair to plaintiff and the putative class.
THE PARTIES
     6. Plaintiff Gail Packard is a stockholder of Bois d’Arc and has held shares at all times relevant to this Action.
     7. Defendant Bois d’Arc is a corporation duly organized and existing under the laws of the state of Nevada, with its principal executive offices located at 600 Travis Street, Suite 5200, Houston, Texas, 77002. Bois d’Arc is an independent exploration company engaged in the
Verified Class Action Complaint — 3

discovery and production of oil and natural gas in the Gulf of Mexico. Bois d’Arc was formed in July 2004 as an oil and natural gas exploration company by Comstock Resources, Inc. and Bois d’Arc Resources, Ltd. and other participants in their exploration activities. On May 11, 2005, Bois d’Arc completed its initial public offering. As of December 31, 2007, Bois d’Arc’s oil and natural gas properties were estimated by Lee Keeling and Associates, Inc., or Lee Keeling, to have proved reserves of 398 billion cubic feet equivalent, or Bcfe. Bois d’Arc currently has more than 66 million shares outstanding and trades on the New York Stock Exchange under the symbol “BDE.”
     8. Defendant Comstock Resources, Inc. (“Comstock”) is Bois d’Arc’s largest shareholder and has been since the Company was created. Comstock directly owns approximately 49% of the outstanding Bois d’Arc common stock and has voting rights for approximately 50.5% of Bois d’Arc’s common stock through voting agreements and irrevocable proxies executed by members of the Comstock board of directors. Comstock’s principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
     9. Defendant Stone is an independent oil and natural gas company engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located primarily in the Gulf of Mexico. Stone’s principal executive offices are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508. As of December 31, 2007, Stone’s oil and natural, gas properties were estimated by Netherland, Sewell and Associates, Inc., or NSAI, to have proved reserves of approximately 402 Bcfe. Stone common stock is traded on the New York Stock Exchange under the symbol “SGY.”
     10. Defendant Stone Energy Offshore, L.L.C. (“Stone Energy” or the “Merger Sub”) is a wholly owned subsidiary of Stone and was formed as a limited liability company under the
Verified Class Action Complaint — 4

laws of the State of Delaware. Stone Energy was formed on April 28, 2008, solely for the purpose of effecting the merger. The principal executive offices of Merger Sub are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.
     11. Defendant M. Jay Allison has been Bois d’Arc’s Chairman of the Board since the Company’s formation in July 2004. He is also associated with Comstock, having been a Comstock director since June 1987, its President and Chief Executive Officer since 1988, and was elected Chairman of the Comstock board of directors in 1997.
     12. Defendant Gary W. Blackie is a Bois d’Arc director, has been Bois d’Arc’s President since the Company’s formation in 2004, and was additionally appointed Chief Executive Officer in December 2007. He co-founded with Defendant Laufer a Gulf of Mexico exploration company in 1984. In 1998, he and Defendant Laufer co-founded Bois d’Arc Offshore Ltd., and Defendant Blackie was a limited partner and its exploration geologist, as well as a member of its member-managed general partner, Bois d’Arc Oil & Gas Company, LLC, from 1998 until July 2004. As of April 29, 2008, Defendant Blackie beneficially owned approximately 8.1% of the outstanding Bois d’Arc shares.
     13. Defendant Roland O. Burns has been Bois d’Arc’s Senior Vice President, Chief Financial Officer and Secretary since the Company’s formation in July 2004 and a director since Bois d’Arc converted to a corporation in May 2005. He also has been a director of Comstock since June 1999, and has been Senior Vice President of Comstock since 1994, Chief Financial Officer and Treasurer of Comstock since 1990 and Secretary of Comstock since 1991.
     14. Defendant Greg T. Martin was appointed Bois d’Arc’s Chief Operating Officer in January 2008 and was previously the Vice President of Operations since the Company’s formation in 2004.
Verified Class Action Complaint — 5

     15. Defendant John L. Duvieilh has been a Bois d’Arc director since May 2005. Mr. Duvieilh has been associated with the law firm of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. since 1986, and became a partner of such firm in 1992. Defendant Duvieilh’s law firm provides services to Bois d’Arc and was paid $281,000 in 2007 for such services.
     16. Defendant Dr. D. Michael Harris has been a Bois d’Arc director since May 2005. He has been an associate professor of accounting at St. Edwards University since 1998 and has been an independent consultant for a variety of small business owners, providing guidance in the management of information systems, taxation and business planning, since 1990.
     17. Defendant Wayne Laufer has been a Bois d’Arc director since the Company’s formation in 2004. He was Bois d’Arc’s Chief Executive Officer until his retirement in November 2007. Defendant Laufer co-founded with Defendant Blackie a Gulf of Mexico exploration company in 1984. In 1998, he and Mr. Blackie co-founded Bois d’Arc Offshore Ltd., and Defendant Laufer was a limited partner and its operations engineer, as well as a member of its member-managed general partner, Bois d’Arc Oil & Gas Company, LLC, from 1998 until July 2004. As of April 29, 2008, Defendant Laufer beneficially owned approximately 11.2% of the outstanding Bois d’Arc shares.
     18. Defendant David K. Lockett has been a Bois d’Arc director since May 2005 and a Comstock director since July 2001.
     19. Defendant Cecil E. Martin, Jr. has been a Bois d’ Arc director since May 2005 and a Comstock director since October 1989.
     20. Defendant David W. Sledge has been a Bois d’Arc director since May 2005 and a Comstock director since May 1996.
Verified Class Action Complaint — 6

     21. The defendants named in paragraphs 11 through 20 are collectively referred to herein as the “Individual Defendants.”
     22. By virtue of their positions as directors and/or officers of Bois d’Arc, the Individual Defendants owed and owe Plaintiff and the Company’s other minority shareholders fiduciary obligations of good faith, fair dealing, due care, loyalty, and full and fair disclosure and were and are required to: (a) act in furtherance of the best interests of Plaintiff and the Class as shareholders of Bois d’Arc; (b) maximize value on a sale of the Company; (c) disclose all material information; and (d) refrain from abusing their positions of control.
JURSIDICTION AND VENUE
     23. This Court has jurisdiction over each defendant named herein because each defendant either is incorporated in Nevada, conducts business in and maintains operations in this County, or has sufficient minimum contacts with Nevada so as to render the exercise of jurisdiction by Nevada courts permissible under traditional notions of fair play and substantial justice.
     24. Venue is proper in this Court pursuant to NRS 13.040.
CLASS ACTION ALLEGATIONS
     25. Plaintiff brings this action individually and as a class action, pursuant to Rule 23 of the Nevada State Rules of Civil Procedure, on behalf of all minority common stockholders of Bois d’ Arc or their successors in interest, who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.
     26. This Action is properly maintainable as a class action because:
          a. The Class is so numerous that joinder of all members is impracticable. Bois d’Arc currently has more that 66 million shares outstanding, and there are hundreds, if not
Verified Class Action Complaint — 7

thousands, of Bois d’Arc stockholders located throughout the United States;
          b. There are questions of law and fact common to the Class, including but not limited to: whether any of the defendants are engaging in self-dealing or have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Bois d’Arc’s minority stockholders; whether Defendants are unjustly enriching themselves and other insiders; whether the terms of the Proposed Merger are unfair and inadequate to Plaintiff and the Class member; whether the Individual Defendants breached their fiduciary duties to Plaintiff and the class; whether Defendants, in bad faith and for improper motives, are impeding or erecting barriers to discourage other offers for the Company or its assets; and whether Plaintiff and the other Class members would be irreparably damaged if Defendants are not enjoined in the manner described below;
          c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class, and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately Protect the interests of the Class;
          d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and
          e. Plaintiff anticipates no difficulty in the management of this litigation as a
Verified Class Action Complaint — 8

class action. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.
          f. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.
DEFENDANTS’ FIDUCIARY DUTIES
     27. Where the directors of a publicly-traded corporation undertake a transaction that will result in either (i) a change in corporate control, or (ii) a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors and/or officers may not take any action that:
(a)	adversely affects the value provided to the corporation’s shareholders;

(b)	will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c)	contractually prohibits themselves from complying with their fiduciary duties;

(d)	will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e)	will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.
Verified Class Action Complaint — 9

     28. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Bois d’Arc, are obligated under Nevada law to refrain from:
(a)	participating in any transaction in which the directors’ or officers’ loyalties are divided;

(b)	participating in any transaction in which the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c)	unjustly enriching themselves at the expense or to the detriment of the public shareholders.
     29. Plaintiff alleges herein that Defendants, separately and together, in connection with the Buyout, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith, and independence owed to Plaintiff and other public shareholders of
Bois d’Arc. Defendants are engaging in self-dealing, are obtaining for themselves personal benefits not shared equally by Plaintiff and the Class, are choosing not to provide shareholders with all information necessary to make an informed decision in connection with the Buyout, and/or are aiding and abetting other defendants’ breaches. As a result of Defendants’ self-dealing and divided loyalties, neither Plaintiff nor the Class members are being treated fairly in connection with the proposed Buyout.
     30. Defendants also owe the Company’s shareholders a duty of truthfulness under Nevada law, which includes the disclosure of all material facts concerning the Buyout and, particularly, the fairness of the price offered for the shareholders’ equity interest. Defendants are knowingly or recklessly breaching their fiduciary duties of candor and good faith by failing to disclose all material information concerning the Buyout and/or are aiding and abetting other
Verified Class Action Complaint — 10

Defendants’ breaches.
BACKGROUND
     31. Bois d’Arc is poised for substantial growth. A PriceTarget Research report on the Company dated April 13, 2008 — less than three weeks before the Buyout was announced at below market price — rated Bois d’Arc in the 76th percentile for “appreciation potential” and in the 97th percentile for “likelihood of achieving attractive investment performance over the near to intermediate term.” This same report set a price target for Bois d’Arc of $49 — projecting an increase of more than 100% over the then-current price of $24.36.
     32. Indeed, the Company seems to view itself in much the same way. In a May 5, 2008 press release, Bois d’Arc described itself as “a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.” That same press release described the Company’s first quarter 2008 results as follows:
First Quarter 2008 Financial Results
     Bois d’Arc reported net income of $38.1 million, or 56 cents per diluted share, for the three months ended March 31, 2008 as compared to 2007’s first quarter net income of $11.9 million, or 18 cents per diluted share. The first quarter 2008 results reflect strong oil and natural gas prices and production growth. Bois d’Arc’s production in the first quarter of 2008 increased to 10.5 billion cubic feet equivalent of natural gas (“Bcfe”), up 6% as compared to production of 9.9 Bcfe in the first quarter of 2007. Bois d’Arc had 0.6 Bcfe of production deferred in the first quarter due to two platforms being shut-in. The Company’s realized natural gas price averaged $8.85 per Mcf in 2008’s first quarter which was 25% higher than the $7.10 per Mcf realized in 2007’s first quarter. Realized oil prices in the first quarter of 2008 increased 73% to $101.01 per barrel as compared to the average oil price of $58.33 per barrel for 2007. The higher oil and natural gas prices and production increased Bois d’Arc’s first quarter oil and gas sales by 49% to $113.3 million as compared to 2007’s first quarter sales of $76.2 million. The higher revenues also drove cash flow higher in the quarter. Operating cash flow (before changes in working capital accounts) of $78.7 million in the first quarter was 43% higher than 2007’s first quarter cash flow of $55.0 million. EBITDAX, or earnings before interest, taxes, depreciation,
Verified Class Action Complaint — 11

depletion, amortization, exploration expense and other noncash expenses was $96.2 million, a 56% increase over 2007’s first quarter EBITDAX of $61.6 million.
2008 Year to Date Drilling Results
     Bois d’Arc has drilled three successful wells (2.6 net) so far in 2008. The OCS-G 24922 #1 at Ship Shoal block 97 was drilled to a depth of 12,983 feet and encountered 71 net feet of pay in two high quality sands. This well was put on production in February at a rate of 10.3 MMcfe per day. Bois d’Arc has a 78% working interest in this well. The OCS-G 24926 #1 was drilled to test the “Perch” prospect at Ship Shoal block 120. This well was drilled to a depth of 5,000 feet and encountered 94 feet of pay in eight commercial sands. First production for the well is expected in the second quarter. Bois d’Arc has a 100% working interest in this well. Bois d’Arc also drilled the OCS-G 24977 #1 at South Pelto block 21 to test the “Chinook” prospect. This exploratory well was drilled to a depth of 18,250 feet and encountered 38 feet of pay in the objective sand. First production for the well is expected July 1, 2008. Bois d’Arc has a 79% working interest in this well. Bois d’Arc is currently drilling a 16,500 foot exploratory well to test its “Kelsie” prospect at Ship Shoal block 95. Bois d’Arc has a 100% working interest in this well.
     During the first quarter Bois d’Arc also participated in the federal Central Gulf of Mexico lease sale held on March 19, 2008. Bois d’Arc is the apparent high bidder on eleven of the fifteen blocks on which it bid. If all of the bids are approved by the Minerals Management Service, Bois d’Arc will be awarded leases on approximately 55,250 acres for bids totaling $10.8 million. Ten of the leases are on the shelf in water depths of less than 70 feet and one lease covers a block with a water depth of 1,362 feet.
     33. Despite this promising outlook, on April 30, 2008, Defendants announced that the Company’s Board had approved the Proposed Merger. Under the terms of the Buyout, owners of Bois d’Arc are to receive $ 13.65 in cash and 0.165 share of Stone for each of their shares.
     34. As of April 30, 2008 when the deal was announced, the total consideration offered in the Proposed Merger was valued at approximately $1.7 billion, or $24.85 per share. While a premium above the market price is to be expected in any deal where the purchaser is obtaining majority control of the acquired company, in this case, Plaintiff and the Class Members would actually be forced to give up their Bois d’Arc shares at a significant discount to the market price
Verified Class Action Complaint — 12

if the proposed transaction is consummated. The Buyout price reflects a discount over the average price for the 30 days that preceded the merger announcement and actually reflects a discount of 4.1% below Bois d’Arc’s closing price on April 29, 2008, the day before the merger announcement.
     35. The Proposed Merger will deny Plaintiff and the Class Members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings.
IMPROPER PERSONAL BENEFITS TO DEFENDANTS
     36. According to the Proxy, Defendants Blackie and Greg Martin negotiated a lucrative “Participation Agreement” with Stone for themselves and for William Holman during the course of the merger negotiations:
Participation Agreement
Concurrently with the execution of the merger agreement, Stone entered into a participation agreement with Gary Blackie, William Holman and Greg Martin. Pursuant to and during the term of this participation agreement, Messrs. Blackie, Holman and Martin, through a newly formed entity to be wholly owned by them, agreed to identify and develop oil and gas prospects exclusively for the benefit of the parties to the agreement, effective upon completion of the merger. Messrs. Blackie, Holman and Martin intend to resign their employment with Bois d’Arc at the effective time of the merger and will then work for the new entity.
During the term of the participation agreement, Messrs. Blackie, Holman and Martin have agreed to cause the new entity to use its reasonable efforts to discover new prospects located in an exploration region covering specified outer continental shelf blocks and the Louisiana state coastal waters contiguous thereto and present such prospects to Stone. Stone will have the right, but not the obligation to participate in any prospects presented by the new entity. Upon Stone’s election not to participate in a prospect, the new entity will have no further obligation to include Stone in future transactions related to that prospect. As to each prospect in which Stone elects to participate, Stone shall be the operator to develop any prospect located inside the specified exploration region and the new entity shall be the operator to develop any prospect outside the specified exploration region. Also, regarding each prospect in which Stone elects to participate within the specified exploration region, Stone will assign to the
Verified Class Action Complaint — 13

new entity a 2.5% of 8/8ths overriding royalty interest in such prospect; however, upon payout of an individual prospect, the amount of such overriding royalty interest will be increased to a 4% of 8/8ths overriding royalty interest. With respect to each prospect in which Stone elects to participate located outside the specified exploration region, Stone will assign to the new entity a 2% of 8/8ths overriding royalty interest in such prospect. All overriding royalty interests assigned to the new entity by Stone are subject to a proportional reduction based on the actual participation interests in any well. The participation interest of Stone and the new entity are each 50%; however, the new entity is obligated to offer to Stone the right to acquire up to an additional one-half of the new entity’s participation interest in a prospect in which Stone elects to participate on terms no less favorable to the new entity than the new entity offers to or accepts from a third party.
Under the participation agreement, Stone has agreed to advance to the new entity up to $3,000,000 for the purpose of enabling it to acquire seismic data covering all or any part of the exploration region; however, depending on the number of prospects accepted by Stone under the participation agreement, Stone may receive a return of up to $1,500,000 of these seismic data costs. Stone has also agreed to pay up to one half of the general and administrative expenses actually incurred by the new entity, in an amount not to exceed $135,000 per month. Stone and the new entity will pay their respective shares of all leasehold acquisition costs relating to any prospect.
The participation agreement is to commence on the effective time of the merger, and, unless extended or otherwise terminated in accordance with its terms, continue until December 31, 2011. Stone has the right to terminate the participation agreement upon 60 days prior written notice.
     37. Thus, as soon as the Proposed Merger is completed, Defendant Blackie and Defendant Greg Martin, along with Mr. Holman, not only will have new jobs, but they will own 100% of a newly-formed exploration company. Moreover, Stone will provide the new company’s start-up capital: up to $3 million “for the purpose of enabling it to acquire seismic data,” plus as much as $135,000 per month for other expenses. These personal benefits were negotiated during the course of the Merger discussions and were obtained at the expense of Plaintiff and the Class.
     38. In addition to the personal benefits they will receive under the Participation Agreement with Stone, Defendant Blackie, Greg Martin, and Mr. Holman each personally stand to gain millions more under the change-in-control provisions of their employment agreements if
Verified Class Action Complaint — 14

the Proposed merger is consummated. Change-in-control provisions are generally designed to eliminate potential conflicts of interest, for example by providing severance payments that protect employees’ personal financial interests if their jobs are eliminated in a merger. In this case, these provisions have yielded a perverse result: despite the fact that Defendant Blackie, Defendant Greg Martin, and Mr. Holman have their lucrative Participation Agreement with Stone — which they negotiated during the course of the Merger discussions, at the expense of Plaintiff and the Class — and despite the fact that these three individuals “intend to resign their employment with Bois d’Arc at the effective time of the merger and [ ] then work for the new entity,” they still stand to receive these change-in-control payments. Stone’s June 8, 2008 S-4 states that Defendant Blackie would receive approximately $2.1 million, Greg Martin would receive approximately $1.7 million, and William Holman would receive approximately $1.6 million.
     39. Not only do these three individuals stand to receive millions in change-in-control payments, but they also stand to receive additional payments — which the S-4 refers to as “Parachute Gross-up Payments” — to cover excise taxes on their “excess parachute payments.” These additional Parachute Gross-up Payments are estimated at $1,076,312 for Defendant Blackie, $866,782 for Defendant Greg Martin, and $833,112 for William Holman. The Proposed Merger is thus a very good deal that offers numerous benefits for these individuals, but they are benefits in which Plaintiff and the Class do not share.
     40. These change-in-control agreements and Parachute Gross-up Payments are not limited to these three individuals. In addition, the Proxy notes that “[p]ursuant to the change in control agreements with M. Jay Allison and Roland O. Burns, Bois d’ Arc is obligated to pay Parachute Gross-up Payments to each of them with respect to any Excise Taxes they may incur upon the merger. It is anticipated that Parachute Gross-up Payments will be made to Messrs. Allison and Burns in the amounts of $257,839 and $257,839, respectively”. Apparently these amounts are for excise taxes on the “excess parachute payments” to Defendants Allison and Burns in the form of millions of dollars worth of stock options that will vest immediately upon
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consummation of the Proposed Merger.
     41. Thus, the officers and directors of Comstock as well as the officers and directors of Bois d’Arc have significant personal financial motives to consummate the Proposed Merger regardless of the Buyout price — interests that are not shared by Plaintiff and the Class.
SPECIAL INJURY
     42. Although some or all of the Defendants are shareholders of Bois d’Arc, these insiders will not suffer the same injury as the Class. The Defendants collectively own more than 70% of the outstanding stock of Bois d’Arc. Thus, if Plaintiff were to bring a derivative action, any amounts recovered under such a theory would inure to the benefit of the very individuals whose wrongful conduct give rise to this action. This action is brought as a direct action because Plaintiff and other members of the Class of minority shareholders will suffer a “special injury” if the deal is consummated under the terms of the Proposed Merger.
     43. Since Defendants stand to receive millions in severance payments and large amounts of stock options, Defendants are highly motivated to agree to the acquisition despite the inadequate consideration offered. In stark contrast, Plaintiff and other Bois d’Arc shareholders will receive the low price for their shares with no side benefits.
THE PROXY FAILS TO MAKE APPROPRIATE DISCLOSURES
     44. The June 6, 2008, Form S-4A filed by Stone (the “Proxy”) is deficient in that it fails to disclose material financial information, including significant information relating to the unresolved and unexplained conflicts in the reserve estimates prepared by Lee Keeling and Associates, Inc. (“Keeling”) on one hand and by Netherland, Sewell & Associates, Inc. (“NSAI”) on the other, as well as the information concerning the fairness opinions prepared by Raymond James and by Tudor Pickering Holt regarding the financial fairness of the Proposed Merger, and information necessary to prevent the statements contained therein from being misleading.
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     45. For example, the Proxy notes that NSAI conducted a review of Bois d’Arc’s reserves (on behalf of Stone) and revised the estimate for proved reserves as of December 31, 2007, from Keeling’s figure of 398 Bcfe all the way down to 335 Bcfe — a reduction of nearly 16%. This is undeniably material, because the amount of proved reserves is one of the primary factors in evaluating the value of any oil and gas exploration company — a fact that Stone and its executives well know from their experience defending themselves against pending securities fraud charges that they manipulated their own reserve figures.
     46. Despite the clear significance of this change, the Proxy contains no discussion of how or why Bois d’Arc’s 398 Bcfe in proved reserves suddenly came to be treated as 335 Bcfe in proved reserves for purposes of valuing the Company in the Proposed Merger.
     47. The Proxy states that on April 25, 2008, Stone’s board reviewed the difference between NSAI’s estimate and Keeling’s estimate. There is no further discussion, however, of the factors that led to this significant discrepancy, and there is no disclosure of the changes that NSAI made to Keeling’s estimates. Of greater concern is the fact that there is no disclosure of Bois d’Arc’s response to these revised estimates, nor is there any indication that Keeling ever even reviewed the NSAI report.
     48. The fairness reports contained in the Proxy suffer from a number of disclosure failures that make it impossible for Bois d’Arc shareholders to evaluate the true fairness of the Proposed Transaction.
     49. For example, the Raymond James fairness opinion contains the following disclosure failures: (a) in the Selected Public Company Analysis, management forecasts of Bois d’Arc’s EBITDAX are used as a basis for the analysis but are not disclosed; (b) in the Precedent Transactions Analysis, there is no disclosure of any adjustments made by Raymond
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James to the asset acquisition transactions (to account for any differential in tax treatment), and the list of five precedent transactions involving oil and gas exploration and production companies fails to present the dates of the individual transactions; (c) in the Additional Considerations section, there is no disclosure of the fees paid to Raymond James for its services in total, and no disclosure of the amount of fees contingent on the closing of the transaction (if any); and (d) in the Net Asset Value Analysis, Raymond James notes that it received guidance from management to base its NAV analysis on the Company’s third party proved reserve report but it does not disclose which management provided this guidance — Bois d’Arc or Stone.
     50. Similarly, the Tudor Pickering Holt report fails to make the following disclosures: (a) in the Net Asset Valuation Analysis section, the source/methodology used to determine the discount rate range of 8%-l0% is not disclosed, the source/methodology used to determine the pricing for gas ($7.00 per MMbtu) and oil ($70.00 per Bbl) for the Tail Price is not disclosed, and the source/methodology used to determine the pricing for gas ($7-9 per MMbtu) and oil ($70-90 per Bbl) used in the sensitivity analysis is not disclosed; (b) Tudor Pickering Holt apparently did not consider the value of Stone’s shares, which is particularly important because these shares are to be used as consideration in the purchase; and (c) there is no disclosure of the fees paid to Tudor Pickering Holt for its services in total, and no disclosure of the amount of fees contingent on the closing of the transaction (if any).
     51. Because of Defendants’ failure to provide full and fair disclosures, Plaintiff and the Class will be stripped of their ability to make an informed decision on whether to vote in favor of the Proposed Merger.
     52. In light of the foregoing, Defendants must, as their fiduciary obligations require:
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          a. undertake an appropriate evaluation of Bois d’Arc’s worth as a merger/acquisition candidate;
          b. take all appropriate steps to enhance Bois d’Arc’s value and attractiveness as a merger/acquisition candidate;
          c. act independently so that the interests of Bois d’Arc’s public stockholders will be protected:
          d. adequately ensure that no conflicts of interest exist between Defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, ensure that all conflicts be resolved in the best interests of Bois d’Arc’s public stockholders; and
          e. disclose all material facts regarding the Proposed Merger such that the public shareholders can cast a fully-informed vote.
     53. As a result of the Individual Defendants’ failure to take such steps, Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company’s assets and business, and have been and will be prevented from obtaining a fair price for their common stock.
     54. Unless enjoined by this Court, Defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, by maintaining themselves in office and/or failing to take the steps set forth above, excluding the Class from its fair proportionate share of Bois d’Arc’s valuable assets and businesses, all to the irreparable harm of the Class.
COUNT I
BREACH OF FIDUCIARY DUTY
(AGAINST THE INDIVIDUAL DEFENDANTS AND COMSTOCK)
     55. Plaintiff repeats and re-alleges each allegation set forth herein.
     56. Individual Defendants and Comstock have violated their fiduciary duties of care,
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loyalty, good faith, fair dealing, candor, and independence owed under Nevada law to the minority stockholders of Bois d’Arc.
     57. These Defendants have breached their fiduciary duties by approving the Proposed Merger without regard to the fairness of the transaction to Bois d’Arc’s minority stockholders. Defendants directly breached and/or aided and abetted the other defendants’ breaches of fiduciary duties owed to Plaintiff and other holders of the Company’s shares.
     58. These Defendants failed to exercise the care required and breached their duties of loyalty, good faith, disclosure and independence owed to the stockholders of Bois d’Arc because, among other reasons, these Defendants:
          a. failed to properly value Bois d’Arc;
          b. ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Proposed Merger;
          c. failed to obtain the true value of the Company;
          d. failed to engage in a fair process to ensure that they had negotiated the highest possible purchase price;
          e. agreed to a transaction that was unfair to Bois d’Arc’s stockholders; and
          f. failed to disclose material facts regarding the Proposed Merger.
     59. These Defendants dominate and control the corporate affairs of Bois d’Arc and are in possession of information concerning the Company’s assets, business, and future prospects. There exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of Bois d’Arc that makes it inherently unfair for them to pursue the Proposed Merger wherein they will reap disproportionate benefits.
     60. Plaintiff and the Class will suffer irreparable injury because of these Defendants’ actions, including their self-dealing.
     61. Unless enjoined by this Court, these Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Merger which will exclude the Class from its fair share of Bois d’Arc’s valuable assets and businesses, and/or
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benefit Defendants in the unfair manner complained of here, all to the irreparable harm of the Class.
     62. Unless the Proposed Merger is enjoined by the Court, the Individual Defendants and Comstock will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm’s-length negotiations, will not supply to Bois d’Arc’s stockholders sufficient information to enable them to cast informed votes on the Proposed Merger, and may consummate the Proposed Merger, all to the irreparable harm of the Plaintiff and members of the Class.
     63. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.
COUNT II
AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY
(AGAINST DEFENDANTS STONE AND STONE ENERGY OFFSHORE, LLC)
     64. Plaintiff repeats and re-alleges each of the foregoing allegations.
     65. Because they were fiduciaries of the Company and its shareholders, the Individual Defendants and Comstock owed duties of due care, undivided loyalty, good faith, and full and fair disclosure to Bois d’Arc and its shareholders. The Individual Defendants and Comstock violated and breached these duties.
     66. With knowledge of these Defendants’ duties to Bois d’Arc shareholders as alleged herein, and with intent to tortiously interfere with those duties, without legal justification or excuse, Defendants Stone and Stone Energy were able to, and in fact did, through advice, counsel, persuasion, or command, succeed in aiding and abetting breaches of the Individual Defendants’ fiduciary duties. Such actions were undertaken maliciously and with the intent to benefit Stone and Stone Energy at the expense of Plaintiff and the Class Members.
     67. As a direct and proximate result of Stone and Stone Energy’s aiding and abettinig these breaches of fiduciary duty, Plaintiff and the Class have sustained, and will continue to sustain, substantial harm.
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     68. Plaintiff has no adequate remedy at law.
     WHEREFORE, Plaintiff demands injunctive relief, in her favor and in favor of the Class and against Defendants as follows:
     A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as attorneys for the Class;
     B. Declaring that any Buyout agreement entered into by the Company was approved in breach of Defendants’ fiduciary and other duties to Plaintiff and the Class and is therefore invalid and unenforceable;
     C. Enjoining Defendants, their agents, counsel, employees, and all persons acting in concert with them from consummating the Proposed Merger, unless and until the Company adopts a fair process free from illegal conduct;
     D. Directing Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of Bois d’Arc’s shareholders;
     E. Rescinding, to the extent already implemented, the Proposed Merger or any of the terms thereof;
     F. Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;
     G. Awarding compensatory damages against Defendants individually and severally in an amount to be determined upon the proof submitted to this Court;
     H. Awarding costs and disbursements, including Plaintiff’s counsel’s fees and experts’ fees; and
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I. Granting such other and further relief as to the Court may seem just and proper.
Respectfully submitted this 11th day of July, 2008.

McCRACKEN, STEMERMAN & HOLSBERRY
By:	/s/ Joni S. Jacobs
Joni S. Jacobs (SBN 6355)

1630 S. Commerce Street, Suite A-l
Las Vegas, NV 89102
Tel: (702) 386-5107
Maya Saxena (pro hac vice pending)
Joseph E. White III (pro hac vice pending)
SAXENA WHITE P.A
2424 North Federal Highway
Suite 257
Boca Raton, FL 33431
Tel: (561) 394-3399
Fax: (561) 394-3382
David A. Bain (pro hac vice pending)
Law Offices of David A. Bain, LLC
1050 Promenade II
1230 Peachtree Street, NE
Atlanta, Georgia 30309
Tel: (404) 724-9990
Fax: (404) 724-9986
Attorneys for Plaintiff
GAIL PACKARD
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     BOIS D’ARC VERIFICATION
I, Gail Packard, hereby verify that I am familiar with the allegations in the case to be filed and that I have authorized the filing of the Complaint, and that the foregoing is true and correct to the best of my knowledge, information and belief, I verify that I was a shareholder of Bois d’Arc prior to the announcement of the merger agreement on April 30, 2008 and currently hold shares of Bois d’Arc.

Date: May 28, 2008

	/s/ Gail Packard Gail Packard	Signature Print name